Exhibit 10.1

Schedule

Following is the Amendment to Employment Agreement Regarding Retiree Medical Benefits with Christopher J. Kearney.

Amendments were also executed by each of the executives listed in the chart below.  Each Amendment is identical to the following Amendment in all respects other than the parties thereto.  Pursuant to Instruction 2 to Item 601 of Regulation S-K, only the Agreement with Mr. Kearney is being filed, together with the following schedule setting forth the names of the parties to the other Agreements.

Name

Robert B. Foreman
Thomas J. Riordan
Patrick J. O’Leary

Amendment to Employment Agreement

Regarding Retiree Medical Benefits

This shall constitute an amendment to the Employment agreement dated February 23, 2005, (the “Agreement”) between Christopher J. Kearney (the “Executive”) and SPX Corporation (“SPX”) pursuant to Section 9 of the Agreement, and shall be effective as of the date set forth below.

WHEREAS, the Agreement specifies certain benefits to which the Executive is entitled, but does not expressly provide for retiree medical benefits; and

WHEREAS, the parties wish to amend the Agreement to provide for such benefits;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 4 shall be amended to include a new section (g) as follows:

(g) Retiree Medical.  The Executive shall be entitled to receive retiree medical benefits in accordance with the eligibility requirements and plan offerings for access to retiree medical benefits provided generally to full-time employees of the Company.  The Executive may cover his spouse or dependents eligible at the time of retirement.  The cost of such benefits for the Executive, his spouse and eligible dependents, will be 100% of the premiums and shall be reimbursed by the Company on an annual basis.  Depending on the plan, all or a portion of the reimbursement may be taxable.  Such benefits shall include prescription drug coverage, but not dental or vision benefits unless included in the medical plan.  Upon reaching Medicare eligibility due to age, Medicare shall become the primary payor of medical/prescription benefits for the Executive, his spouse or eligible dependents as applicable.  In the event that the Company terminates retiree access to medical and/or prescription benefits generally for retirees, the Executive shall be entitled to an annual reimbursement from the Company upon proof of continued coverage for comparable medical and/or prescription coverage under an individual policy or other group policy, subject to a maximum total reimbursement of one and one-half times the applicable premium of the plan in effect at the time retiree access is terminated at the appropriate coverage level, and subject to maximum annual inflation adjustment thereafter of five (5) percent.  Upon the death of the Executive, a surviving spouse will continue eligibility and reimbursement as described above.  Surviving dependent children will not receive premium reimbursement beyond the COBRA continuation period.  For all other COBRA qualifying events other than the death of the Executive, reimbursement will cease upon commencement of the COBRA continuation period.  The Executive acknowledges and agrees that the benefit provided under this Section 4(g) replaces any and all benefits the Executive may have been entitled to under the SPX Corporation Retirement Health Plan for Top Management, if applicable.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth below.

EXECUTIVE ACCEPTANCE

SPX CORPORATION

/s/ Christopher J. Kearney	By:	/s/ Kevin Lilly
Kevin Lilly

	Its:	Vice President, Secretary and
General Counsel

	Date:	February 2, 2006